Exhibit 10.1

CAPTARIS, INC.

MANAGEMENT INCENTIVE RETENTION PLAN

ARTICLE I

PURPOSE

This Management Incentive Retention Plan (the “Plan”) of Captaris, Inc., a Washington corporation (the “Company”) is established effective April 23, 2008 (the “Effective Date”) to provide an incentive to key management employees and others providing personal services to the Company to maximize the valuation of the Company and to provide continuity of management in connection with the period prior to a Change in Control (as defined below) of the Company.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

Section 2.1 Definitions. Where the following capitalized words and phrases appear in the Plan, each has the respective meaning set forth below, unless the context clearly indicates to the contrary.

“Administrator”: The Board shall be the administrator unless and until the Board delegates the administration of the Plan to a Committee, as provided in Section 3.2. Thereafter, all references in the Plan to the Administrator shall be to the Committee.

“Award Letter”: A written letter from the Company to an employee, notifying such person of his selection as a Participant.

“Base Salary”: With respect to each Participant, the annual base salary of the Participant, exclusive of any bonus, special pay (including any retention pay) or other benefits he or she may receive, but without giving effect to any salary reductions authorized by the Participant under any qualified or non-qualified deferred compensation plan of the Company, in effect on the date immediately preceding the Closing Date.

“Bonus Pool”: The dollar amount of the aggregate bonus pool to be allocated among the Participants, calculated in accordance with Section 5.3.

“Board”: The Board of Directors of the Company.

“Cause”: Shall have the meaning set forth in Section 5.6.

“Change in Control”: Either of the following: (i) the acquisition by one person (or more than one person acting as a group) of direct or indirect beneficial ownership of the stock of the Company that, together with stock as to which beneficial ownership is otherwise directly or indirectly held by such person or group, constitutes more than 80% of the total fair market value or total voting power of the stock of the Company whether by tender offer, merger, reverse merger, consolidation or reorganization of the Company or otherwise; or (ii) any one person, or more than one person acting as a group, directly or indirectly acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 80% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

The terms “person”, “group” and “beneficial ownership” as used in this definition shall be interpreted consistent with Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 promulgated thereunder.

“CIC Price”: Shall mean the aggregate “Value” (as defined herein) paid by the purchaser for all of the equity of the Company (including stock options, warrants or similar rights to acquire stock) or assets of the Company acquired in a Change in Control (in each case, including debt assumed in connection with such transactions). “Value” shall mean (i) with respect to cash, the amount thereof; (ii) with respect to marketable securities, the value assigned to such securities in the definitive agreement relating to the Change in Control or, if not assigned in such agreement or in the absence of such agreement, the mean of the closing sale price of such securities as quoted on their principal trading market on the tenth through the sixth consecutive trading days preceding the Closing Date or, if not quoted on such dates, the mean of the closing sale price of such securities as quoted on their principal trading market on the last five consecutive trading days for which a price is so quoted prior to the Closing Date; (iii) if debt, the face amount thereof; and (iv) with respect to non-cash consideration other than marketable securities or debt, the fair market value thereof as determined by the Board of Directors in good faith. CIC Price shall include (a) any contingent payments, or similar payments anticipated to be made in the future; and (b) any amounts placed into escrow otherwise deferred or held back by any purchaser of the Company in a Change in Control transaction.

“Closing”: The closing of the Change in Control.

“Closing Date”: The date upon which a Change in Control of the Company closes.

“Committee”: A committee of two or more members of the Board.

“Code”: The Internal Revenue Code of 1986, as amended.

“Covered Parachute Payments”: Shall have the meaning set forth in Section 6.1.

“Covered Payments”: Shall have the meaning set forth in Section 6.1.

“Disability”: Shall mean the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is receiving income replacement benefits for a period of not less than three months under the Company’s accident and health plans by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

“Excise Tax”: The excise tax on excess parachute payments under Section 4999 of the Code (or any successor provision or any comparable provision of state, local or foreign law), including any interest or penalties with respect to such excise tax.

“Good Reason”: Shall have the meaning set forth in Section 5.6.

“Incentive Bonus”: With respect to each Participant, a cash bonus equal to 0% to 200% of the Base Salary of the Participant as determined in the sole and absolute discretion of the Administrator, based upon, among other things, the Participant’s contribution to the closing of the Change in Control, payable under the Plan in accordance with Article V.

“IRS”: The Internal Revenue Service of the United States.

“Participant”: Each person listed in Schedule A to the Plan.

“Payment Dates”: Each of the following shall constitute a Payment Date unless otherwise provided in any Participant’s Award Letter: the Closing Date (the “First Payment Date”) and the date that is six months following the Closing Date (the “Second Payment Date”). If such date falls on a day that is not a business day, the Payment Date shall be the next business day thereafter.

“Repayment Amount”: Shall have the meaning set forth in Section 6.3.

“Safe Harbor Amount”: The largest portion of the Covered Payments that would result in no portion of the Covered Payments being subject to the Excise Tax.

“Section 409A”: Section 409A of the Code, the final regulations thereunder and any additional guidance provided by the Treasury Department pursuant thereto.

“Target Bonus”: The targeted annual bonus opportunity for the fiscal year in which the Closing Date occurs.

“Termination Date”: Shall have the meaning set forth in Section 4.1.

Section 2.2 Number and Gender. Wherever appropriate herein, words used in the singular will be considered to include the plural, and words used in the plural will be considered to include the singular. The masculine gender, where appearing in the Plan, will be deemed to include the feminine gender.

Section 2.3 Headings. The headings of Articles and Sections herein are included solely for convenience, and, if there is any conflict between such headings and the text of the Plan, the text will control. All references to Articles, Sections and Subsections are to this document unless otherwise indicated.

ARTICLE III

ADMINISTRATION OF PLAN

Section 3.1 Administrator. The Plan shall be interpreted and administered by the Administrator.

Section 3.2 Right to Delegate. The Board may from time to time delegate some or all of its powers and responsibilities under the Plan to the Committee. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board (and references in the Plan to the Administrator shall thereafter be to the Committee). The Board may at any time revest in itself any delegated power to administer the Plan. In addition, the Administrator may employ persons to render advice or to execute its directions with regard to any responsibility held hereunder and may authorize any person to whom any of its responsibilities have been properly delegated to employ persons to render such advice or to execute its directions.

Section 3.3 Discretion to Interpret Plan.

3.3.1 Prior to the Closing Date, the Administrator has absolute discretion to construe and interpret any and all provisions of the Plan, including, but not limited to, the discretion to resolve ambiguities, inconsistencies, or omissions conclusively. The decisions of the Administrator will be binding and conclusive upon all persons unless determined to have been arbitrary or capricious.

3.3.2 On or after the Closing Date, the Administrator has discretion to construe and interpret any and all provisions of the Plan, including, but not limited to, the discretion to resolve ambiguities, inconsistencies, or omissions conclusively. The decisions of the Administrator shall be based upon a reasonable, good faith interpretation of the Plan, and shall be subject to de novo review by the arbitrator selected in accordance with Section 9.1 or a trier of fact.

Section 3.4 Powers and Duties. In addition to the powers described in Section 3.3 and all other powers specifically granted under the Plan, prior to the Change in Control, the Administrator has all powers necessary or proper to administer the Plan and to discharge his duties under the Plan, including, but not limited to, the following powers:

3.4.1 to determine whether a transaction or series of related transactions results in a Change in Control of the Company;

3.4.2 to determine the amount, form, and conditions of any Incentive Bonus under the Plan, and to authorize or deny the payment of benefits under the Plan;

3.4.3 to designate a later automatic Termination Date;

3.4.4 to make and enforce such rules, regulations, and procedures as the Administrator may deem necessary or proper for the orderly and efficient administration of the Plan;

3.4.5 to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan; and

3.4.6 to prepare and distribute information explaining the Plan.

After a Change in Control of the Company, the Administrator may not alter the amount of any Incentive Bonus, except in accordance with Section 5.2 or Section 8.1.

Section 3.5 Expenses. Reasonable expenses incident to the administration of the Plan, including, without limitation, the compensation of legal counsel, advisors, and other technical or clerical assistance as may be required, the payment of any bond or security, and any other expenses incidental to the operation of the Plan, that the Administrator determines are proper will be paid by the Company or an affiliate of the Company.

Section 3.6 Indemnification. The Company will indemnify and hold harmless any person exercising authority within the scope of this Article III or at the direction of the Administrator against any and all reasonable expenses and liabilities arising out of such exercise of authority or execution of directions, including, without limitation, any reasonable expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such person in the performance of such functions or responsibilities, but excluding expenses and liabilities arising out of such person’s own gross negligence or reckless or willful misconduct. Expenses against which such person will be indemnified hereunder include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

ARTICLE IV

TERM AND PARTICIPATION

Section 4.1 Term. The Plan shall become effective on the Effective Date and, subject to Section 8.2, shall terminate on October 23, 2009 (the “Termination Date”), provided that the Administrator shall have the authority to designate a later Termination Date. Notwithstanding the foregoing, if a payment under this Plan remains due by the Company as of the Termination Date, the Termination Date shall be automatically extended until the date on which each payment that is due and owing by the Company pursuant to Article V has been paid. If the Administrator exercises such authority, or the Termination Date is automatically extended pursuant to the preceding sentence, references in this Plan to the Termination Date shall be to such later date.

Section 4.2 Commencement of Participation. Each Participant will receive an Award Letter informing him of his selection for participation in the Plan and the effective date of his participation as soon as administratively practicable after such selection by the Administrator.

Section 4.3 Termination of Participation. A Participant will cease to participate in the Plan if: (1) such Participant’s employment with the Company and all subsidiaries and affiliates of the Company is terminated prior to the Closing Date for any reason or (2) no Closing Date has occurred on or before the Termination Date.

ARTICLE V

INCENTIVE BONUSES

Section 5.1 Conditions for Incentive Bonus. A Participant will be eligible to receive an Incentive Bonus, if any, from the Company or the Company’s successor if (and only if):

5.1.1(a) The Company has entered into a definitive agreement or agreements with an acquiror pursuant to which a Change in Control of the Company has or will occur, as determined by the Administrator; or

5.1.1(b) A Change in Control of the Company has occurred.

5.1.2 The Closing Date occurs on or before the Termination Date for the Plan or the Company has entered into a definitive, legally binding agreement on or before the Termination Date, which agreement provides for a transaction that, if completed, would constitute a Change in Control.

5.1.3 The CIC Price exceeds $125,000,000.

5.1.4 Subject to Section 5.6, such Participant is continuously employed by the Company or one of its subsidiaries as an employee from the date on which he is selected to commence participation in the Plan up to and including each applicable Payment Date.

5.1.5 Such Participant complies with additional conditions, if any, set forth in his Award Letter, which conditions need not be identical for all Participants.

If the conditions set forth in this Section 5.1 are satisfied, then a Participant shall be entitled to receive an Incentive Bonus on the terms set forth in the other provisions of the Plan and the Participant’s Award Letter.

Section 5.2 Amount of Incentive Bonus; Reallocation. The Administrator may provide in its discretion that the amount of a Participant’s Incentive Bonus, if any, will be offset by other payments or reduced for any other reason as set forth in the relevant Award Letter. Any Incentive Bonus forfeited pursuant to the terms of an Award Letter shall be available, but shall not be required, to be re-granted to one or more Participants under the terms of the Plan. The aggregate amount of all Incentive Bonuses shall not exceed the amount of the Bonus Pool, but the Administrator shall not be obligated to award the entire Bonus Pool to Participants.

Section 5.3 Bonus Pool. If the conditions set forth in Sections 5.1.1 through 5.1.3 are satisfied, the Bonus Pool shall be equal to 1.5% of the CIC Price.

Section 5.4 Form and Timing of Payment of Incentive Bonus.

5.4.1 Subject to Section 5.4.2, a Participant who is eligible to receive an Incentive Bonus under Section 5.1 will be paid such Incentive Bonus, if any, in two installments on the Payment Dates as follows: two thirds (2/3) of such Incentive Bonus will be paid in cash on the First Payment Date and the remaining one third (1/3) of such Incentive Bonus will be paid in cash on the Second Payment Date subject to earlier payment as provided in Section 5.6.

5.4.2 Notwithstanding the foregoing, if some or all of an Incentive Bonus would not be deductible by the Company pursuant to Section 162(m) of the Code, then the payment of such portion of the Incentive Bonus shall be made as soon as administratively possible following the first day on which the deductibility of such payment shall not be disallowed under Section 162(m) in accordance with the provisions of Section 1.409A-2(b)(7)(i) of the final regulations promulgated under Section 409A, and the Participant shall be credited with interest at the “Wall Street Journal Prime Rate” (or comparable interest rate selected by the Administrator) in effect on the Closing Date and adjusted on the first business day of any subsequent calendar year, compounded monthly.

Section 5.5 Additional Conditions. The Administrator may include in the Award Letter one or more conditions on the receipt or continued receipt of an Incentive Bonus that the Administrator deems appropriate. Such conditions are absolutely within the sole discretion of the Administrator and may vary among individual Participants.

Section 5.6 Payments Following Termination.

5.6.1 If the Participant’s employment with the Company or its subsidiaries terminates for any reason prior to the Closing Date, the Participant shall not be entitled to any Incentive Bonus.

5.6.2 If, prior to the Second Payment Date, the Company or the Company’s successor terminates the Participant’s employment with the Company or its subsidiaries (or such successor or its subsidiaries) for Cause or the Participant terminates such employment other than for Good Reason or as a result of death or Disability, the Participant shall forfeit any portion of his or her Incentive Bonus payable on the Second Payment Date.

5.6.3 If, prior to the Second Payment Date, the Company or the Company’s successor terminates the Participant’s employment with the Company or its subsidiaries (or such successor to its subsidiaries) without Cause or, subject to Section 5.6.6, the Participant terminates such employment for Good Reason or such employment is terminated as a result of death or Disability, then the Participant (or the Participant’s estate, in the event of the Participant’s death) shall be entitled to receive any remaining payments under this Plan such that the Participant (or estate, as applicable) receives the full amount of the Participant’s Incentive Bonus within 30 days after the date of the Participant’s termination.

5.6.4 For purposes of this Plan, the term “Cause” shall mean:

(a) a Participant’s willful material misconduct or dishonesty in the performance of, or the willful failure to perform any of the Participant’s material duties as an employee of, or consultant to the Company or the Company’s successor;

(b) the Participant’s willful and material injury of the Company or the Company’s successor, or the Participant’s breach of fiduciary duty to the Company or the Company’s successor involving personal profit;

(c) the conviction of the Participant of the violation of a state or federal criminal law involving the commission of a crime against the Company or the Company’s successor or any felony;

(d) the habitual or repeated misuse by the Participant of alcohol or controlled substances that materially impairs the Participant’s ability to perform his or her duties as an employee of, or consultant to the Company or the Company’s successor; or

(e) any material and willful violation by the Participant of any provisions of the Confidential Information, Inventions and Non-Competition Agreement between the Participant and the Company or the Company’s successor.

5.6.5 For purposes of this Agreement (but subject to Section 5.6.6), the term “Good Reason” shall mean the occurrence, prior to the Second Payment Date, of any of the following events without the consent of the Participant:

(a) A material reduction in the Participant’s Base Salary or Target Bonus due to the Participant;

(b) A material reduction in the Participant’s authority, duties or responsibilities, other than any reduction which occurs solely as a result of the Company becoming a wholly-owned private subsidiary of the acquiror;

(c) A relocation of the principal place at which the Participant is required to provide services of more than 50 miles from the principal place at which the Participant was providing services as of the Closing Date; or

(d) The Company or the Company’s successor materially breaches any provision of this Plan or the Company or the Company’s successor materially breaches any provision of any employment agreement entered into between the Company or the Company’s successor and the Participant.

5.6.6 The Participant’s termination will not be for Good Reason unless (a) the Participant notifies the Company or the Company’s successor in writing of the existence of the condition which the Participant believes constitutes Good Reason within 90 days of the initial existence of such condition (which notice specifically identifies such condition), (b) the Company or the Company’s successor fails to remedy such condition within 30 days after the date on which it receives such notice (the “Remedial Period”), and (c) the Participant actually terminates employment within 30 days after the expiration of the Remedial Period and before the Company or the Company’s successor has remedied such condition. If the Participant terminates employment before the expiration of the Remedial Period or after the Company or the Company’s successor remedies the condition (even if after the end of the Remedial Period), then the Participant’s termination will not be considered to be for Good Reason.

ARTICLE VI

TAX CONSIDERATIONS

Section 6.1 Parachute Payments. Notwithstanding the foregoing, and notwithstanding any prior agreements, arrangements or programs with a Participant (including any prior employment agreements), if the payment of an Incentive Bonus under the Plan by itself or when combined with any other payment or benefit the Participant receives from the Company or any of its subsidiaries or affiliates (collectively “Covered Payments”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code (the “Covered Parachute Payments”), and (ii) is or may become subject to the Excise Tax, then the portion of the Covered Payments that would be treated as Covered Parachute Payments, in the aggregate, in excess of the Safe Harbor Amount shall be either (a) paid in full in accordance with the terms governing such payments, or (b) reduced so that the Covered Parachute Payments, in the aggregate, do not exceed the Safe Harbor Amount, whichever of the foregoing actions, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax (for which the Participant shall be responsible), results in the Participant’s receipt, on an after-tax basis, of the greater amount of the payments notwithstanding that all or some portion of the payments may remain subject to the Excise Tax. If it is determined that any payments are to be reduced as set forth above, the Participant shall have the right to designate which of the payments shall be reduced and to what extent, provided that the Participant may not so elect to the extent that, in the determination of the accounting firm referred to in Section 6.2, such election would cause the Participant to be subject to the Excise Tax or a penalty under Section 409A of the Code. Appropriate adjustments to the amounts payable hereunder shall be made to take into account the effects of subsequent Covered Payments outside the Plan.

Section 6.2 Accounting. The accounting firm engaged by the Company for general audit purposes as of the day prior to the Closing Date shall make the determination of (i) whether an event described in Section 280G(b)(2)(A)(i) of the Code has occurred, (ii) the value of any Covered Parachute Payments and the Safe Harbor Amount, (iii) whether any reduction in the Covered Payments is required under Section 6.1, (iv) the amount of any such reduction, and (v) the amount of any adjustments under Section 6.1 and Section 6.3. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Administrator shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Participant at such time as requested by the Company. If the accounting firm determines that no Excise Tax is payable, it shall furnish the Company and the Participant with an opinion reasonably acceptable to the Participant that no Excise Tax will be imposed. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Participant.

Section 6.3 IRS Determination. If, notwithstanding any reduction described in Section 6.1, the IRS determines that the Participant is liable for the Excise Tax as a result of the receipt of an Incentive Bonus payable under this Plan or otherwise as described above, then the Participant shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that the Participant challenges the final IRS determination, a final judicial determination, a portion of such amounts equal to the smallest such amount, if any, as shall be required to be paid to the Company so that the Participant’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized (the “Repayment Amount”). The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in the Participant’s net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, the Participant shall pay the Excise Tax.

ARTICLE VII

FUNDING OF PLAN; OTHER BENEFITS; FUTURE SERVICE

Section 7.1 Funding of Plan. The Plan will be unfunded, and benefits provided hereunder will be paid from the general assets of the Company. No segregation of funds by the Company is or shall be required.

Section 7.2 Impact on Other Benefits. Amounts paid under the Plan are intended to have no impact on any other employee benefit plans or other compensatory arrangements sponsored by the Company or made between the Company (or its subsidiaries or affiliates) and the Participant.

Section 7.3 Nonalienation of Benefits. Except as the Administrator may otherwise permit or as may be required by law: (1) no interest in or benefit payable under the Plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any action by a Participant to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same will be void and of no effect, and (2) no interest in or benefit payable under the Plan will be in any way subject to any legal or equitable process, including, but not limited to, garnishment, attachment, levy, seizure, or the lien of any person. This provision will be construed to provide each Participant, or other person claiming any interest or benefit in the Plan through a Participant, with the maximum protection against alienation, encumbrance, and any legal and equitable process, including, but not limited to, attachment, garnishment, levy, seizure, or other lien, afforded his interest in the Plan (and the benefits provided thereunder) by law and any applicable regulations.

Section 7.4 No Guarantee of Future Service. Designation as a Participant shall not provide any guarantee or promise to the Participant of continued service with the Company. The Company expressly retains the right to terminate the employment of the

Participant consistent with the terms of the Participant’s contractual arrangement with the Company, if any, the terms of which shall be unaffected by the terms of the Plan. This provision shall not be limited or abridged to any extent by any other provision or the Plan which may suggest otherwise and shall be applied regardless of any such provision. Notwithstanding the foregoing, the Company’s obligations to make payments under the Plan shall not be affected by the fact that any defined term or other provision in the Plan is different than or not consistent with any defined term or other provision in any contractual arrangement the Participant has with the Company or in any other compensation or benefit plan of the Company.

Section 7.5 No Vested Right to Benefits. No Participant or other person will have any right to, or interest in, any benefits provided under the Plan upon termination of his employment or retirement occurring before the Closing Date or upon termination of Plan, except as specifically provided hereunder.

ARTICLE VIII

AMENDMENT AND TERMINATION

Section 8.1 Right to Amend or Terminate the Plan. Notwithstanding any provision(s) of any other communication, whether oral or written, made by the Company, the Administrator, or any other individual or entity to employees of the Company or to any other individual or entity, the Company, by action of the Board, reserves the absolute and unconditional right to amend or terminate the Plan; provided, however, that any amendment or termination of the Plan or a Participant’s Award Letter made after the Closing Date will be void and of no effect to the extent such amendment or termination would reduce or eliminate the amount of any Incentive Bonus for any Participant, or otherwise adversely effect any rights or obligations of a Participant hereunder, without the written consent of the adversely affected Participant. All amendments to, or termination of, the Plan must be in writing, signed by an authorized officer of the Company, and adopted by the Board. Any oral statements or representations made by the Company, the Administrator, or any other individual or entity that alter, modify, amend, terminate or are inconsistent with the written terms of the Plan will be invalid and unenforceable and may not be relied upon by any Participant or by any other individual or entity.

Section 8.2 Automatic Termination. The Plan shall automatically terminate upon the earlier to occur of the following:

8.2.1 The date of completion of all payments of Incentive Bonuses under the Plan; or

8.2.2 The Termination Date if the Closing Date has not occurred on or before such date. The Administrator shall have the authority to amend the Plan to designate a later Termination Date pursuant to Section 4.1.

Section 8.3 Effect of Amendment or Termination. In the event of an amendment to or termination of the Plan as provided under this Article VIII, each Participant will have no further rights hereunder, and the Company will have no further obligations hereunder, except as otherwise specifically provided under the terms of the Plan as so amended or terminated.

ARTICLE IX

DISPUTE MECHANISM

Section 9.1 Arbitration. If any legally actionable dispute arises which cannot be resolved by mutual discussion between the Company and the Participant, then each party hereto agrees to resolve that dispute by binding arbitration before an arbitrator experienced in employment law. Said arbitration will be conducted in accordance with the rules applicable to employment disputes of Judicial Arbitration and Mediation Services or such other arbitration service as the Company and the Participant agree upon, and the law of Washington.

Section 9.2 Legal Fees. The Company shall pay all expenses incurred by the Participant in prosecuting or defending any proceeding pursuant to Section 9.1 hereof as they are incurred by the Participant in advance of the final disposition of such proceedings, together with any tax liability incurred by the Participant in connection with the receipt of such amounts; provided , however , that the payment of such expenses incurred in advance of the final disposition of such proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of the Participant, to repay all amounts so advanced to the extent the arbitrator in such proceeding affirmatively determines that the Company is the prevailing party, taking into account all claims made by any such party to such proceeding.

Section 9.3 Sole Remedy. The Company and the Participant agree that this promise to arbitrate covers any disputes that the Company may have against the Participant, or that the Participant may have against the Company and all of its affiliated entities and their directors, officers, employees and agents, arising out of or relating to this Plan, including any claims concerning the validity, interpretation, effect or violation of this Plan. The Company and the Participant further agree that arbitration as provided in this Article IX shall be the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by either party hereto for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law. The Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Washington, or federal law, if Washington law is preempted. The arbitration shall be conducted in Seattle, Washington, unless otherwise mutually agreed.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1 Plan Binding on Successors. This Plan and the terms and provisions hereof, including the obligation to make the payments of the Incentive Bonuses to the Participants, shall be binding upon any successor to the Company, whether by merger, consolidation or otherwise.

Section 10.2 Payments to Incompetents. If a Participant entitled to receive any benefits under the Plan is determined by the Administrator in its sole discretion to be incompetent, or is adjudged by a court of competent jurisdiction to be legally incapable of giving valid receipt and discharge for benefits provided under the Plan, the Administrator may pay such benefits to the duly appointed guardian or conservator of such person or to any third party who is determined in the discretion of the Administrator to be eligible to receive any benefit under the Plan for the account of such Participant. Such payment will operate as a full discharge of all liabilities and obligations of the Company, the Administrator, and any other person under the Plan with respect to such benefits.

Section 10.3 Unknown Whereabouts. It will be the affirmative duty of each Participant to inform the Company of, and to keep on file with the Company, his current mailing address. If a Participant fails to inform the Company of his current mailing address, neither the Administrator nor the Company will be responsible for any late payment or loss of benefits or for failure of any notice to be provided or provided timely under the terms of the Plan to such individual.

Section 10.4 Jurisdiction. The Plan will be construed, enforced, and administered according to the laws of the State of Washington, excluding any conflict-of-law rule or principle that might refer to the laws of another state.

Section 10.5 Severability. It is the desire and intent of the Company that the provisions of this Plan and the Award Letter be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. Accordingly, if any provision in this Plan or the Award Letter shall be adjudicated to be invalid or unenforceable, such provision, without any action on the part of the Company or the Participants, shall be deemed amended to delete or to modify the portion adjudicated to be invalid or unenforceable, such deletion or modification to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made, and such deletion or modification to be made only to the extent necessary to cause the provision as amended to be valid and enforceable. In case any provision of the Plan or Award Letter is held to be illegal, invalid, or unenforceable for any reason, such illegal, invalid, or unenforceable provision will not affect the remaining provisions of the Plan or the Award Letter, as applicable.

Section 10.6 Incorrect Information, Fraud, Concealment, or Error. Any contrary provisions of the Plan notwithstanding, in the event that the Administrator or the Company pays a benefit, incurs a liability for failure to so pay a benefit, or makes any overpayment or erroneous payment to any individual or entity because of a human or systems error or because of incorrect information provided by, correct information failed to be provided by, or fraud, misrepresentation, or concealment of any relevant fact (determined in the sole opinion of the Administrator) by, any Participant or other individual, the Administrator will be entitled to recover in any manner deemed necessary or appropriate for such recovery (in the sole opinion of the Administrator) from such Participant or other individual such benefit paid or the amount of such liability incurred and any and all expenses incidental to or necessary for such recovery. Human or systems error or omission will not affect in any way the amount of a benefit to which such Participant is otherwise entitled under the terms of the Plan.

Section 10.7 Withholding of Taxes and Other Deductions. The Company shall satisfy any income and employment tax withholding obligations related to the payment of an Incentive Bonus to the Participant pursuant to the Plan, as well as any other withholding authorized by the Participant or required by applicable law, by deduction from such Incentive Bonus.

Section 10.8 Exclusion from Section 409A. The Plan (and the payments hereunder) are intended to qualify for the short-term deferral exception to Section 409A described in Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent possible, and to the extent they do not so qualify, they are intended to qualify for the involuntary separation pay plan exception to Section 409A described in Treasury Regulation Section 1.409A-1(b)(9)(iii) to the maximum extent possible. To the extent Section 409A is applicable to the Plan, the Plan is intended to comply with Section 409A. Notwithstanding any other provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered in a manner consistent with such intentions, so as to avoid subjecting any Participant to the imposition of any interest or penalty tax under Code Section 409A with respect to amounts payable under the Plan. Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan to the contrary, to the extent required in order to avoid subjecting the Participant to the imposition of any interest or penalty tax under Section 409A, amounts that would otherwise be payable under this Agreement during the 6-month period immediately following the Participant’s separation from service, within the meaning of Section 409A, shall instead be accumulated and paid on the first business day after the date that is 6 months following the Participant’s separation from service.